Exhibit 10.3

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of May 22, 2016, by and between Resource America, Inc., a Delaware corporation (“RAI”), and Alan Feldman (“Feldman”).

WHEREAS, RAI and Feldman have entered into that certain Employment Agreement, dated as of January 29, 2009, as amended through the date hereof (the “Employment Agreement”);

WHEREAS, RAI has entered into that certain Agreement and Plan of Merger, dated as of May 22, 2016 (the “Merger Agreement”), with C-III Capital Partners LLC, a Delaware limited liability company (“Parent”), and Regent Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into RAI, with RAI surviving (the “Merger”); and

WHEREAS, in connection with the Merger, RAI and Feldman desire to amend the Employment Agreement as set forth herein;

NOW, THEREFORE, pursuant to Section 12(d) of the Employment Agreement, the Employment Agreement is hereby amended as follows, effective as of immediately prior to the Effective Time:

1.	The first sentence of Section 4(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“During the Term, RAI shall pay to Feldman “Base Compensation” to be established by the Board, which as of the Effective Time, shall be in an amount equal to $375,000 per annum.”

2.	Section 4(b) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(b). Incentive Compensation. During the Term, Feldman may receive incentive compensation in the form of cash bonus payments and other forms of incentive compensation based upon Feldman’s performance as determined by the Board or the Chief Executive Officer of RAI. If the Effective Time occurs in the 2016 calendar year, then for each of calendar years 2016, 2017 and 2018, (i) Feldman will be entitled to receive a cash bonus payment from RAI in an amount not less than $1,462,500 and (ii) RAI shall recommend to the board of directors of Resource Capital Corp. that Feldman receive a restricted stock grant having a grant date fair value of not less than $100,000. If the Effective Time occurs in the 2017 calendar year, then for each of calendar years 2017 and 2018 (i) Feldman will be entitled to receive a cash bonus payment in an amount not less than $1,462,500 and (ii) RAI shall recommend to the board of directors of Resource Capital Corp. that Feldman receive a restricted stock grant having a grant date value of not less than $100,000. With respect to all other calendar years following 2018 occurring during the Term, the amount of the annual cash bonus payable to Feldman will be determined at the discretion of the Board (or a committee thereof) or the Chief Executive Officer of RAI. Except as otherwise set forth herein, the payment of annual incentive compensation amounts under this Section 4(b) is subject to Feldman’s continued employment with RAI from the date hereof through the applicable payment date.”

3.	Section 7(d)(1) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(1) Severance Payment. If Feldman’s employment is terminated pursuant to this Section 7(d), then, subject to Feldman’s execution, delivery and non-revocation of a Release (as defined below), (which Release must become effective no later than fifty-five (55) days after the Date of Termination), RAI shall pay Feldman an amount equal to the sum of one (1) year’s Base Compensation plus the amount of Incentive Compensation for the Prior Fiscal Year (as defined below) in lieu of any further compensation payments to Feldman for periods subsequent to the Date of Termination. In addition, if any such termination occurs prior to the one (1)-year anniversary of the Effective Time, then, subject to Feldman’s execution, delivery and non-revocation of a Release (which Release must become effective no later than fifty-five (55) days after the Date of Termination), RAI shall pay to Feldman an additional amount equal to the sum of (X) the product of (i) one (1) year’s Base Compensation, multiplied by (ii) a fraction, the numerator of which is the number of days remaining from the Date of Termination until that date that is the one (1)-year anniversary of the Effective Time, and the denominator of which is 365, plus (Y) an amount equal to the Incentive Compensation for the Prior Fiscal Year. The amount or amounts, as applicable, described in this Section 7(d) shall be paid in regular payroll installments over the twelve (12)-month period following the Date of Termination, commencing on the sixtieth (60th) calendar day after the Date of Termination, and the first payment will include any installment payments not yet paid during the sixty (60) day period after the Date of Termination (subject to Section 13 below, if applicable). For purposes of this Agreement, the term “Incentive Compensation for the Prior Fiscal Year” means any annual bonus earned and paid or payable to Feldman for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.”

4.	The last sentence of Section 6(e) of the Employment Agreement is amended by inserting immediately preceding “or (iii)” a new clause that states: “(iii) any requirement that Feldman relocate his principal work location by more than thirty-five (35) miles outside of Philadelphia, Pennsylvania;”. Existing clause (iii) of such Section 6(e) is renumbered “(iv)”.

5.	Section 12(b) of the Employment Agreement entitled “RRE ESOP” is deleted in its entirety and replaced by the words “Intentionally omitted.”

6.	Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect, and this Amendment supersedes any prior limitations on or waivers of severance payment amounts and Section 7(d)(1) as set forth in this Amendment shall be the only cash severance Feldman may be entitled to receive (other than cash payments for insurance). This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. If the Merger Agreement is terminated, then this Amendment shall be null and void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RESOURCE AMERICA, INC.

By:	/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	Executive Vice President and Chief Operating Officer

/s/ Alan Feldman Alan Feldman

[Signature Page to Employment Agreement Amendment]